Exhibit 99.1

Investor Contact: Steve Zenker
(239) 498-8066
stevezenker@wcicommunities.com

Media Contact: Ken Plonski
(239) 498-8691
kenplonski@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Reports 61.8% Rise in Quarterly Orders; Full Year Orders Up 73.7%

Bonita Springs, FL (January 14, 2005) – WCI Communities, Inc. (NYSE: WCI), today announced record new orders for its fourth quarter ended December 31, 2004.

During the quarter, the number of new orders rose 61.8% to an all-time quarterly record of 1,081 from the 668 recorded in the fourth quarter of 2003. The value of the orders rose to $650.5 million, a 42.5% increase from the $456.5 million achieved in the same period a year ago. Overall, results were strong despite a gradual recovery from lower sales traffic levels after the hurricanes of the late third quarter. Both the Traditional and Tower Homebuilding Divisions experienced significant order growth, with traditional home unit orders up 44.8% to 711 ($333.7 million) and tower home unit orders up 109.0% to 370 ($316.9 million.) Orders in the Traditional Homebuilding Division included 131 units, totaling $67.5 million, from the company’s Northeast U.S. Division, which was acquired in May 2004. Tower Homebuilding orders included 105 units, totaling $63.2 million, from the company’s first three Perdido Key towers.

For the year, orders increased 73.7% to a record 3,798 units. The total value of the orders rose 59.4% to $2.3 billion. Traditional Homebuilding orders increased 58.3% in units and 59.8% in dollars in 2004 while Tower Homebuilding orders rose 124.4% in units and 59.1% in dollars. “We are extremely pleased with our sales results this year,” said WCI President Jerry Starkey. “The demand for our new and existing towers and communities has been, in most cases, beyond our expectations and we enter 2005 with excellent momentum and favorable conditions for our customer base. The economy and demographics are strongly aligned for those serving luxury, retirement, and second home purchasers.”

Preliminary Results

	Three Months Ended		For the Year Ended
	12/31/04	12/31/03	12/31/04	12/31/03
Homebuilding:
New contract value (000)	$650,528	$456,496	$2,306,610	$1,446,660
Net new contracts	1,081	668	3,798	2,187
Average price (000)	$602	$683	$607	$661
Traditional Homebuilding:
New contract value (000)	$333,670	$187,924	$1,148,697	$718,690
Net new contracts	711	491	2,658	1,679
Average price (000)	$469	$383	$432	$428
Tower Homebuilding:
New contract value (000)	$316,858	$268,572	$1,157,913	$727,970
Net new contracts	370	177	1,140	508
Average price (000)	$856	$1,517	$1,016	$1,433

About WCI
WCI Communities, Inc., named America’s Best Builder 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, and Connecticut. The company offers traditional and tower home choices with prices from the mid-$100,000s to more than $10 million and features a wide array of recreational amenities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, its mortgage and title businesses, its recreational amenities, and land sales. The company currently owns and controls developable land of approximately 18,000 acres.

Certain information included herein and in other company reports, Security and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in Florida and elsewhere and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to maintain or increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

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For more information about WCI and its residential communities visit

www.wcicommunities.com